Coty Reports 3Q22 Sales Growth Ahead of Expectations and Progress Across All Metrics

Strong Sales Momentum in Both Divisions, Fueled by U.S., Europe, and Travel Retail
Meaningful and Continuous Gross Margin Expansion Despite Challenging Environment
Continued Progress on Deleveraging
FY22 Revenue and Profit Reaffirmed, with Adjusted EPS Guidance Raised

NEW YORK - May 9, 2022-- Coty Inc. (NYSE: COTY) ("Coty" or "the Company") today announced its results for the third quarter of fiscal year 2022, ended March 31, 2022. The Company delivered another quarter of solid financial progress and continued strong execution across its strategic growth pillars.

In Q3, Coty's sales increased 15% as reported and 19% on an LFL basis, ahead of its prior guidance of mid-teens LFL growth. Sales were driven by strong results in both Prestige and Consumer Beauty, with overall revenue growth inline with sell-out performance. Geographically, revenue growth was fueled by the continued recovery in many EMEA markets, a strong rebound in Travel Retail, and continued momentum in the U.S. E-commerce maintained its momentum, with double digits e-commerce sales growth in Q3 and YTD, supporting high teens e-commerce penetration, even as stores re-opened.

Coty's Prestige segment reported very robust sales growth of 21% versus the prior year and 25% on a LFL basis, even as reductions in value distribution had a low single digit negative impact on growth. Prestige fragrance sales continued to accelerate, increasing over 20% in Q3, with particularly strong growth from Gucci Beauty, Chloe, Burberry, and Hugo Boss. This was driven by the continued in-market success of Coty's Q1 fragrance innovations, Gucci Flora Gorgeous Gardenia and Burberry Hero, combined with the success of Q3 launches of Hugo Boss The Scent Le Parfum and Burberry Her EDT. The two strong female fragrance launches this fiscal year demonstrate clear progress on Coty's strategy to further elevate its position in the large female fragrance market. Prestige cosmetics nearly doubled YoY in both Q3 and fiscal year-to-date, led by the continued momentum of Gucci Beauty, as well as solid performances by both Burberry and Kylie Cosmetics.

Consumer Beauty revenues increased 8% as reported and 10% LFL in Q3, with strong performance across color cosmetics, mass fragrances, and body care. While the global mass beauty market was moderately positive in the quarter, Coty continued to outperform the market and grow share on a global basis for the past 5 consecutive months. Rimmel delivered market share gains across its key geographies, driven by the success of the Kind & Free cosmetics range. Max Factor, Sally Hansen and CoverGirl also recorded share gains, although temporary supply constraints on CoverGirl’s Clean mascara have weighed on the brands more recent share performance. In addition, the recent re-positioning of Bourjois in its home market, France, has seen strong initial success, with the brand's growth outpacing the category by ~4x in March, and becoming the #1 mascara in the very competitive French market.

Despite the challenged inflationary environment, Coty continued to generate strong gross margin expansion in the quarter, while also maintaining an increased level of media investment to further fuel revenue and sell-out growth. In Q3, reported gross margins expanded by 240 bps YoY to 64.3%, while adjusted gross margin grew 240 bps YoY to 64.6%. This brings Coty's year-to-date reported gross margin to 64.0% and adjusted gross margin to 64.2%, a robust expansion of 450 bps YoY, even as inflationary headwinds worsened from less than 1% of net revenues in 1H22 to ~1.5% of revenues in Q3. This substantial gross margin expansion was driven by favorable product and category mix, pricing, and higher volumes. Coty delivered Q3 reported operating income of $57.1 million and adjusted EBITDA of $182.5 million. Year-to-date adjusted EBITDA totaled $772.9 million, reflecting 22% growth YoY.
Financial Net Debt improved by over $200 million to $4.2 billion at the end of Q3, fueled by the $210 million Wella shareholder distribution and the remaining cash proceeds from real estate sales. In the seasonally weak Q3 period, Coty's free cash flow was only modestly negative, aided by one time benefits as the Company exited the Wella TSA. As a result, the financial leverage ratio of 4.7x exiting Q3 improved sequentially from the 4.9x at the end of Q2. During Q3, Coty's retained 26% Wella stake was adjusted lower by $210M million to reflect the Wella distribution during the quarter, while its fair value increased by $61 million as a result of stronger results and outlook. As a result, Coty's Wella stake was valued at approximately $1.03 billion at quarter-end, with the Company's Economic Net Debt totaled approximately $3.2 billion.

Commenting on the operating results, Sue Y. Nabi, Coty's CEO, said:

"Our Q3 earnings mark the seventh consecutive quarter of Coty reporting results inline to ahead of expectations. I am extremely proud of the organization for delivering these results, and outperforming the overall beauty market, in an increasingly volatile environment. This confirms that Coty has the brands and the people to win in the beauty market, guided by our strategic priorities of delivering above-market sales growth and expanding gross margin, allowing for brand reinvestment, profit expansion and continued deleveraging.

Our market-leading Q3 LFL sales growth in both Prestige and Consumer Beauty confirm that our decision to step up media investment during Q2 has proven to be the right one. Importantly, our gross margins also showed solid expansion during the quarter, allowing us to maintain a strong level of media investment, while also delivering significant profit performance. The success of the virtuous cycle we have created is even more evident when looking at our year-to-date results, and the strong growth we are delivering across sales, gross margin, media investments, and profitability. I am also pleased to say that Q3 marks another quarter of improvement on debt reduction and free cash flow, with our leverage now at 4.7x and well on track to drive our leverage towards 4x by end of CY22.

During Q3, we continued to execute on each of our strategic pillars. I am pleased to say that our Consumer Beauty business continued to gain market share globally for the 5th consecutive month, a milestone that this business had not achieved in the previous 5 years. Underpinning this market share momentum is our phased approach to brand repositioning, which began with CoverGirl last spring, followed by Rimmel and Max Factor last fall, and most recently Bourjois that has delivered very strong initial results in France. We are also excited by the plans in place for adidas, whose repositioning is on track for late summer 2022.

We maintained outstanding trends within our Prestige fragrance business, even as we further reduced low quality sales, as consumers globally continue to gravitate towards the fragrance category, and our recent innovations continued to resonate with consumers. Meanwhile, we are as confident as ever regarding our expansion into prestige cosmetics, as Gucci Beauty, Burberry, and Kylie continue to deliver great results with plenty of room ahead to further build out both distribution and the product portfolios.

In parallel, we continued to progress in building out our skincare footprint, our third strategic pillar. I am very pleased to say that Lancaster had an outstanding quarter in both Hainan and mainland China, with Lancaster's iconic 365 Serum resonating with Chinese consumers and rapidly becoming the hero SKU in the portfolio. At the same time, we are continuing to build awareness for CoverGirl's first-ever entry into skincare. With only five SKUs launched thus far and in-store placement in the cosmetics wall, we are continuing to fine-tune the execution and see lots of opportunity for this range.

Our momentum across Digital - our fourth strategic pillar - continued to build, including double digit e-commerce sales growth, global momentum in brand livestreaming and social commerce, viral activations on TikTok, and the initial deployment of virtual try-on capabilities across markets. We also saw strong performance on our fifth pillar, China, during January and February, though the onset of COVID-related restrictions has weighed on the business exiting March. Importantly, Coty's Prestige business was once again the fastest growing amongst the leading prestige beauty companies in China, with double-digit sell-out growth in a flat market backdrop.

As we enter the final two months of FY22, the environment remains highly dynamic. Coty is benefiting from several category and market tailwinds led by fragrances, though at the same time, we and the industry face lockdowns in China, the war in Ukraine, inflationary headwinds, and global supply pressures. What is clear is that Coty has navigated this complex backdrop very successfully thus far. We have continued the premiumization of our portfolios in both Prestige and Consumer Beauty, to implement price increases as a means of retaining talent and protecting margins, while also maintaining the necessary flexibility in our supply chain. The strong year-to-date performance on revenues, profit and EPS allow us to confidently confirm our FY22 guidance and even raise our FY22 adjusted EPS outlook to $0.23-0.27.

We remain confident in our short-term and medium-term ambitions, as we continue to strengthen our position as a true global beauty powerhouse."

*Adjusted financial metrics used in this release are non-GAAP. See reconciliations of GAAP results to Adjusted results in the accompanying tables.
1Based on fair market value, reflecting the Wella capital structure as of December 31, 2021

E-commerce revenues and penetration cover the vast majority of Coty’s markets and exclude certain markets like Travel Retail in EMEA and Americas. Additionally, the data includes estimated data for Brick and Click sales, which may be subject to change.

Highlights

•3Q22 net revenues increased 15% as reported and 19% on a LFL basis. Net revenue trends were driven by strong growth in both Prestige and Consumer Beauty.
•Reported operating income totaled $57.1 million in 3Q22.

•3Q22 adjusted operating income increased to $113.6 million, with a margin of 9.6%, up from $102.2 million in the prior year as depreciation declined.
•3Q22 adjusted EBITDA was $182.5 million and stable YoY, with a margin of 15.4%.
•3Q22 reported EPS was $0.06. Adjusted EPS of $0.03, improved from $0.01 last year.
•Consistent with previous outlook comments, net savings were relatively neutral in Q3, bringing to YTD total to over $90 million.
•3Q22 free cash flow of $(22.2) million improved by $196.2 million from last year driven by higher net income on a cash basis and one-time benefits related to the Wella TSA exit.
•Financial Net Debt was $4,237.7 million, decreased by over $200 million sequentially, supported by the shareholder distribution from Wella and bringing the financial leverage to 4.7x. Economic Net Debt totaled $3,212.7 million at quarter end.
•As previously announced, Wella completed a refinancing of its existing debt in order to fund a shareholder distribution, which resulted in approximately $210 million of cash proceeds to Coty in Q3, with an additional approximately $30 million expected to be distributed by end of June. The Company has since utilized this distribution and cash on hand to recall and fully pay down its 2023 Euro notes a year ahead of schedule.

Outlook

Coty's strong revenues and sell-out momentum YTD, with LFL sales growth of +17%, reinforces Coty's confidence that its brand investments are driving attractive ROI and fueling strong topline growth. Taking into account the expected impact in Q4 from Coty's decision to exit operations in Russia including local Travel Retail, which accounts for approximately 3% of total revenues, as well as the near-term COVID lockdowns in China, the Company continues to expect FY22 LFL sales will be at the upper end of its guidance range of low-to-mid teens percentage growth. Based on current FX rates, Coty expects a headwind of ~4%-5% to its reported sales in Q4.

Coty continues to expect FY22 adjusted EBITDA of $900 million, as the Company navigates the inflationary environment while intentionally reinvesting gross margin gains and costs savings in its brands to maximize value. With FX providing a net benefit at the EBITDA level both in Q3 and YTD, compared to previous expectations for FX headwinds in 2H22, the Company intends to reinvest to fuel topline initiatives while still delivering $900 million in adjusted EBITDA at actual rates.

With the strong YTD EPS delivery, Coty raises its FY22 adjusted EPS guidance to $0.23-0.27, up from its previously guided range of $0.22-0.26. The FY22 adjusted EPS guidance includes approximately 1 cent of net discrete tax benefits expected for the year.

In addition, the Company continues to target leverage towards 4x exiting CY22 and approximately 2x exiting CY25.

Financial Results*

Refer to “Non-GAAP Financial Measures” for discussion of the non-GAAP financial measures used in this release; reconciliations from reported to adjusted results can be found at the end of this release.

Revenues:
•3Q22 reported net revenues of $1,186.2 million increased 15% year-over-year, including a negative foreign exchange (FX) impact of 4%. LFL revenue increased 19%, driven by a 25% increase in Prestige and a 10% increase in Consumer Beauty.
•Year-to-date reported net revenues of $4,136.1 increased 16% year-over-year, including a negative FX impact of 1%. LFL revenue increased 17%, driven by LFL increases in Prestige of 22%, and Consumer Beauty of 8%.

Gross Margin:
•3Q22 reported gross margin of 64.3% increased from 61.9% in the prior-year period, while adjusted gross margin of 64.6% increased from 62.2% in 3Q21. The increase was driven by positive intra-category mix-shift, including in both Prestige and Consumer Beauty, price and mix management, and better absorption on improved volumes.

•Year-to-date reported gross margin of 64.0% increased from 59.6%, while adjusted gross margin of 64.2% increased from 59.7% in the prior year period. The increase was due to positive mix-shift, including in both Prestige and Consumer Beauty, and improved volumes.

Operating Income and EBITDA:
•3Q22 reported operating income of $57.1 million improved from a reported operating loss of $1.4 million in the prior year due to a $26.4 million reduction in acquisition and divestiture related expenses, a $21.8 million real estate sale gain, an $8.8 million reduction in restructuring and other business realignment costs, and higher gross margin, partially offset by higher SG&A expenses stemming from increased marketing investment.
•3Q22 adjusted operating income of $113.6 million rose from $102.2 million in the prior year, driven by a $12 million reduction in depreciation expense, with the adjusted EBITDA of $182.5 million stable with the prior year as higher sales and gross profit was offset by higher A&CP. For 3Q22, the adjusted operating margin was 9.6%, while the adjusted EBITDA margin was 15.4%.
•Year-to-date reported operating income from Continuing Operations of $318.3 million increased from a reported operating loss of $50.4 million due to lower restructuring and other business realignment costs, reduced acquisition and divestiture-related expenses, increased sales, the real estate gain, and a higher gross margin, partially offset by higher SG&A expenses. Year-to-date adjusted operating income for Continuing Operations increased 41% to $550.4 million, with a margin of 13.3%, while the adjusted EBITDA totaled $772.9 million, growing 22% YoY, with a margin of 18.7%.

Net Income:
•3Q22 reported net income of $49.6 million improved from a net loss of $1.2 million in the prior year, primarily due to the aforementioned increase in reported operating income.
•The 3Q22 adjusted net income of $27.0 million increased from $5.2 million in the prior year period, primarily due to a $31 million reduction in preferred dividends.
•Year-to-date reported net income of $341.5 million compared to net income of $54.8 million in the prior year. Year-to-date adjusted net income of $237.8 million increased from $97.6 million in the prior year.

Earnings Per Share (EPS) - diluted:
•3Q22 reported earnings per share of $0.06 improved from a reported earnings per share of $0.00 in the prior year.
•3Q22 adjusted EPS of $0.03 improved from $0.01 in the prior year.
•Year-to-date reported earnings per share of $0.42 rose from $0.07 in the prior year.
•Year-to-date adjusted EPS of $0.29 increased from $0.13 in the prior year.

Operating Cash Flow:
•3Q22 cash from operations totaling $24.8 million improved from a cash outflow of $(186.3) million in the prior-year period, reflecting an increase in net income on a cash basis as well as one-time benefit from the exit of the Wella TSA. Year-to-date operating cash flow totaled $759.5 million, an increase of $473.1 million from the same period of the prior year.
•3Q22 free cash outflow of $(22.2) million improved from a free cash outflow of $(218.4) million in the prior year driven by the $211.1 million improvement in operating cash flow and a $15 million decrease in capex. Year-to-date free cash flow of $626.5 million increased by $483.8 million from the prior year.

Financial Net Debt:
•Financial Net Debt of $4,237.7 million on March 31, 2022, decreased from $4,454.2 million on December 31, 2021. The decrease was driven primarily by the Wella shareholder distribution of $210 million and proceeds from real estate divestitures of $38 million.

Third Quarter Business Review by Segment*

Prestige
In 3Q22, Prestige net revenues of $726.4 million or 61% of Coty sales, increased by 21% versus the prior year. On a LFL basis, Prestige net revenues delivered robust growth of 25%, driven by strength across all regions including continued recovery in most EMEA markets, Travel Retail, and the U.S.
During Q3, the Prestige fragrance category across North America and Europe, continued to generate robust growth, rising over 20% versus last year and versus 2019 levels, led in particular by the U.S. and Italy. In this favorable market backdrop, Coty's fragrance sales were inline with the market. Coty's performance continued to be driven by strong results from Burberry, Gucci Beauty, Chloe, and Hugo Boss. Encouragingly, key innovations from Fall 2021, Gucci Flora Gorgeous Gardenia and Burberry Hero, continued to see very strong sell-out performance and remain among the very top selling fragrance innovations in Coty's focus markets. In addition, Coty's Spring 2022 innovations are also off to a strong start, with the new Boss The Scent male and female lines driving market share gains for the Hugo Boss brand and the Burberry Her EDT launch quickly becoming the #3 ranked women's fragrance in the U.S. in March. Meanwhile, in China, performance was strong through January and February, though started to deteriorate as COVID-related restrictions and lockdowns were put in place
Coty continued to make further strides expanding in the white space areas of Prestige cosmetics and skincare during 3Q. Prestige cosmetics sales nearly doubled during the quarter and YTD, driven by strong performances of Gucci makeup, Kylie cosmetics, and Burberry makeup. In skincare, Lancaster had its best month ever during February in Hainan, generating its highest level of sales and outperforming key competitors, driven by particularly strong momentum of its 365 Skin Repair Serum. In addition, Lancaster was the #1 exclusive brand in Sephora China for March.
The Prestige segment generated a reported operating income of $83.8 million in 3Q22, compared to $30.9 million in the prior year. The 3Q22 adjusted operating income was $123.1 million, up from an adjusted operating income of $80.7 million in the prior year, driven by strong gross margin improvement, partially offset by higher A&CP expenses. Adjusted EBITDA for the Prestige segment rose to $155.9 million from $117.1 million in the prior year, with a margin of 21.5%.

Consumer Beauty
In 3Q22, Consumer Beauty net revenues of $459.8 million, or 39% of Coty sales, increased by 8% versus the prior year. On a LFL basis, Consumer Beauty net revenues rose 10%, with strong performance across color cosmetics, mass fragrances, and body care. Encouragingly, all regions generated LFL growth in the quarter.
During the quarter, the total Coty Consumer Beauty business continued to gain market share globally, driven by particularly strong performance of color cosmetics, which increased share by close to 100bps over the last 5 consecutive months. In the U.S., while CoverGirl trends are currently being impacted by temporary supply constraints for its highly successful Lash Blast Clean mascara, the brand continues to drive momentum in its Magnificent 8 franchises while at the same time steadily building consumer awareness and visibility for the brand's first-ever skincare range. Meanwhile, Sally Hansen's performance remains strong as it continued to gain share through the quarter.
In Europe, Coty's performance continued to be driven by the re-positioning of Rimmel and Max Factor, and more recently Bourjois. Rimmel has continued to strengthen its market share across multiple European markets, especially in e-commerce, fueled by the strong momentum for its key launch, Kind & Free clean and vegan makeup line. Meanwhile, Max Factor continued to grow market share across EMEA, including in the UK, where it has reached its highest market share of the last 2 years. And the recent repositioning campaign for Bourjois coupled with the relaunch of its innovative Twist Up mascara, drove Bourjois to outpace the category by ~4x in March in its core France market and increasing by 1 rank to the #3 color cosmetics brand.
The Consumer Beauty reported operating loss was $20.4 million in 3Q22, an increase from $9.1 million in the prior year. The 3Q22 adjusted operating loss of $9.5 million decreased from adjusted operating income of $21.5 million in the prior year, driven by substantial reinvestment in marketing to support the multiple key launches in the quarter, partially offset by higher gross margin in the business. During the quarter, adjusted EBITDA decreased to $26.6 million from $66.3 million in the prior year, with a margin of 5.8%.

Third Quarter Fiscal 2022 Business Review by Region*

Americas
•In 3Q22, Americas net revenues of $479.9 million, or 40% of Coty sales, increased 17% as reported and 17% LFL. This was driven by strong growth of both Prestige and Consumer Beauty. The Prestige performance continued to benefit from very robust fragrance category trends in the U.S., coupled with the strong performance of Coty's recent fragrance innovations, particularly Gucci Beauty and Burberry. Consumer Beauty was driven by solid growth in key brands CoverGirl and Sally Hansen.

EMEA
•In 3Q22, EMEA net revenues of $548.2 million, or 46% of Coty sales, increased 16% as reported and 23% LFL. The performance was driven by double-digit increases in both Prestige and Consumer Beauty, as markets cycled COVID-related restrictions in the prior year period. At the same time, Coty portfolio continued to perform strongly fueled by market share gains in Gucci Beauty, Burberry and Hugo Boss in Prestige, and Rimmel and Max Factor in Consumer Beauty.

Asia Pacific
•In 3Q22, Asia Pacific net revenues of $158.1 million, or 13% of Coty sales, increased 9% as reported and 10% LFL, with growth fueled by substantial expansion in regional Travel Retail, surpassing pre-COVID levels. During the quarter, China sales started off strong during January and February, but declined during March due COVID-related restrictions.

*As previously disclosed, we have realigned our reportable segments to a principally product category-based structure, comprised of a Prestige business segment and a Consumer Beauty business segment. In addition, we have amended the definition of stock compensation expense for use in certain Non-GAAP Financial Measures. In order to reflect these changes, the Company has recast reported net revenue by segment, reported operating income (loss) by segment, adjusted operating income (loss) by segment and total, adjusted EBITDA by segment, and total adjusted income (loss) before income taxes and total adjusted net income (loss) from continuing operations for all comparative periods shown.

Noteworthy Company Developments

Other noteworthy company developments include:

•On February 8, Sally Hansen unveiled an advanced virtual try-on tool, a first-to-market application of Perfect Corp.'s AgileHand Technology, which allows consumers to easily experience hundreds of Sally Hansen nail color options in an augmented reality environment, available from any mobile device.

•On April 1, Graeme Carter joined Coty as the Company's new Chief Global Supply Chain Officer, based in Amsterdam. As Chief Global Supply Chain Officer, Graeme is leading the end-to-end Global Supply Chain function from planning to manufacturing to warehousing and distribution. He is also working closely with Dr. Shimei Fan to collaborate on sustainability issues and on reducing the environmental impact of Coty’s supply chain. Graeme comes with significant prior experience at AVON, Amazon, P&G, and Unilever. As Chief Operations Officer at AVON, Graeme successfully transformed the Supply Chain to be even more consumer centric and sustainable, whilst implementing stronger systems and capabilities alongside talent development programs. Prior to AVON, Graeme managed DTC cutting-edge logistics operations at Amazon; and before that, he spent 25 years at P&G across all areas of Supply Chain, including manufacturing and TPM management.

•On April 27, the Company announced that after careful consideration, including analysis of relevant U.S., U.K., and other applicable regulation, Coty decided to wind down its Russian operations starting immediately. In calendar 2021, Coty’s sales in Russia, including local Travel Retail, accounted for a little over 3% of the Company’s sales and a mid-single digit percentage of adjusted EBITDA.

Conference Call
Coty Inc. will issue pre-recorded remarks at approximately 7:20 AM (ET) today, May 9, 2022 and will hold a live question and answer session beginning at 8:15 AM (ET). The pre-recorded remarks and live question and answer session will be available at http://investors.coty.com. The dial-in number for the live question and answer session is (866) 952-8559 in the U.S. or (785) 424-1743 internationally (conference passcode number: COTY3Q22).

For more information:
Investor Relations
Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media
Antonia Werther, +31 621 394495 /
Antonia_Werther@cotyinc.com

About Coty Inc.
Founded in Paris in 1904, Coty is one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in more than 130 countries and territories. Coty and our brands empower people to express themselves freely, creating their own visions of beauty; and we are committed to making a positive impact on the planet. Learn more at coty.com or on LinkedIn and Instagram.

Forward Looking Statements
Certain statements in this Earnings Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views with respect to, among other things, the impact of COVID-19 and potential recovery scenarios, the Company’s comprehensive transformation agenda (the “Transformation Plan”), strategic planning, targets and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the impact of the Wella divestiture and the related transition services (the “Wella TSA”), the wind down of the Company’s operations in Russia (including timing and expected impact), the Company’s future operations and strategy (including the expected implementation and related impact of its strategic priorities), ongoing and future cost efficiency, optimization and restructuring initiatives and programs, strategic transactions (including their expected timing and impact), expectations and/or plans with respect to joint ventures (including Wella and the timing and size of any related distribution or return of capital), the Company’s capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof and any plans to resume cash dividends or to continue to pay dividends in cash on preferred stock), investments, licenses and portfolio changes, product launches, relaunches or rebranding (including the expected timing or impact thereof), synergies, savings, performance, cost, timing and integration of acquisitions, including the strategic partnerships with Kylie Jenner and Kim Kardashian West, future cash flows, liquidity and borrowing capacity (including any refinancing or deleveraging activities), timing and size of cash outflows and debt deleveraging, the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s Transformation Plan (including operational and organizational structure changes, operational execution and simplification initiatives, fixed cost reductions and supply chain changes), expected impact, cost, timing and implementation of e-commerce and digital initiatives, expected impact, cost, timing and implementation of sustainability initiatives, the expected impact of geopolitical risks including the ongoing war in Ukraine on our business operations, sales outlook and strategy, the expected impact of global supply chain challenges and/or inflationary pressures (including as a result of COVID-19 and/or the war in Ukraine), and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:
•the impact of COVID-19 (or future similar events), including demand for the Company’s products, illness, quarantines, government actions, facility closures, store closures or other restrictions in connection with the COVID-19 pandemic, and the extent and duration thereof, the widespread distribution of effective vaccines, related impact on the Company's ability to meet customer needs and on the ability of third parties on which the Company relies, including its suppliers, customers, contract manufacturers, distributors, contractors, commercial banks and joint-venture partners, to meet their obligations to the Company, in particular collections from customers, the extent that government funding and reimbursement programs in connection with COVID-19 are available to the Company, and the ability to successfully implement measures to respond to such impacts;
•the Company’s ability to successfully implement its multi-year Transformation Plan, including its management realignment, reporting structure changes, operational and organizational changes, and the initiatives to further reduce the Company’s cost base, and to develop and achieve its global business strategies (including mix management, select price increases, more disciplined promotions, and foregoing low value sales), compete effectively in the beauty industry, achieve the benefits contemplated by its strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging) and successfully implement its strategic priorities (including innovation performance in prestige and mass channels, strengthening its positions in core markets, accelerating its digital and e-commerce capabilities, building on its skincare portfolio, and expanding its presence in China) in each case within the expected time frame or at all;
•the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products related to Kylie Jenner’s or Kim Kardashian West’s existing beauty businesses, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to our current and future marketing philosophy and consumer engagement activities (including digital marketing and media);
•use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, the market value of inventory, the fair value of the equity investment, and the fair value of acquired assets and liabilities associated with acquisitions;
•the impact of any future impairments;
•managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the Company's response to COVID-19, the Transformation Plan, the Wella TSA, the integration of the strategic partnerships with Kylie Jenner and Kim Kardashian West, and future strategic initiatives, and, in particular, the Company's ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;
•the timing, costs and impacts of divestitures and the amount and use of proceeds from any such transactions;
•future divestitures and the impact thereof on, and future acquisitions, new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, manage supply chain challenges and avoid future supply chain and other business disruptions, reduce costs (including through the Company’s cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through our restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;
•increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from COVID-19 on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products and the Company’s ability to respond to such changes (including its ability to expand its digital, direct-to-consumer and e-commerce capabilities within contemplated timeframes or at all);
•the Company and its joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives or influencers), public goodwill, and defend claims by third parties for infringement of intellectual property rights;
•any change to the Company’s capital allocation and/or cash management priorities, including any change in the Company’s dividend policy or, if the Company's Board declares dividends, the Company’s stock dividend reinvestment program;
•any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters, and specifically in connection with the strategic partnerships with Kylie Jenner and Kim Kardashian, risks related to the entry into a new distribution channel, the potential for channel conflict, risks of retaining customers and key employees, difficulties of integration (or the risks associated with limiting integration),ability to protect trademarks and brand names, litigation or investigations by governmental authorities, and changes in law, regulations and policies that affect KKW Holdings, LLC’s (“KKW Holdings”) business or products, including risk that direct selling laws and regulations may be modified, interpreted or enforced in a manner that results in a negative impact to KKW Holdings’ business model, revenue, sales force or business;
•the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;
•the Company’s dependence on certain licenses (especially in the fragrance category) and the Company’s ability to renew expiring licenses on favorable terms or at all;
•the Company’s dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers, web-hosting and e-commerce providers;
•administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches, re-launches and marketing efforts, including in connection with new products related to Kylie Jenner’s or Kim Kardashian West’s existing beauty businesses;

•global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of the war in Ukraine and any related escalation or expansion thereof, Brexit (and related business or market disruption), upcoming elections in Brazil, the current U.S. administration, changes in the U.S. tax code, and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union and Asia and in other regions where the Company operates; recent and future changes in sanctions regulations including in connection with the war in Ukraine and any escalation or expansion thereof;
•currency exchange rate volatility and currency devaluation and/or inflation;
•the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including litigation relating to the tender offer by Cottage Holdco B.V. (the “Cottage Tender Offer”) and product liability cases (including asbestos and talc-related litigation for which indemnities and/or insurance may not be available), distributor or licensor litigation, and compliance, litigation or investigations relating to our strategic partnerships;
•the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;
•disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, the Wella divestiture and related carve-out and transition activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from COVID-19 or similar global public health events, the outbreak of war or hostilities (including the war in Ukraine and any escalation or expansion thereof), impact of global supply chain challenges, and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;
•restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, its ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;
•increasing dependency on information technology, including as a result of remote working in response to COVID-19, and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, including ransomware attacks, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation, the California Consumer Privacy Act and the Brazil General Data Protection Law) or to protect against theft of customer, employee and corporate sensitive information;
•the Company's ability to attract and retain key personnel and the impact of senior management transitions and organizational structure changes;
•the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;
•the impact of the Transformation Plan as well as the Wella Transaction on the Company’s relationships with key customers and suppliers and certain material contracts;
•the Company’s relationship with Cottage Holdco B.V., as the Company’s majority stockholder, and its affiliates, and any related conflicts of interest or litigation;
•the Company’s relationship with KKR, whose affiliate KKR Bidco is an investor in the Wella Business, and any related conflicts of interest or litigation;
•future sales of a significant number of shares by the Company’s majority stockholder or the perception that such sales could occur; and
•other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.
When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2021 and annual report on Form 10-K for the year ended June 30, 2021 and other periodic reports the Company has filed and may file with the SEC from time to time.
All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.
Non-GAAP Financial Measures
The Company operates on a global basis, with the majority of net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues, organic like-for-like (LFL) net revenues, adjusted gross profit and adjusted operating income.
The Company presents period-over-period comparisons of net revenues on a constant currency basis as well as on an organic (LFL) basis. The Company believes that organic (LFL) better enables management and investors to analyze and compare the Company's net revenues performance from period to period. For the periods described in this release, the term “like-for-like” describes the Company's core operating performance, excluding the financial impact of (i) acquired brands or businesses in the current year period until we have twelve months of comparable financial results, (ii) the divested brands or businesses or early terminated brands, generally, in the prior year non-comparable periods, to maintain comparable financial results with the current fiscal year period and (iii) foreign currency exchange translations to the extent applicable. For a reconciliation of organic (LFL) period-over-period, see the table entitled “Reconciliation of Reported Net Revenues to Like-For-Like Net Revenues”.
The Company presents operating income, operating income margin, gross profit, gross margin, effective tax rate, net income, net income margin, net revenues, EBITDA, and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted” (collectively the Adjusted Performance Measures). The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies, including companies in the beauty industry, may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.
Adjusted operating income/Adjusted EBITDA from continuing operations excludes restructuring costs and business structure realignment programs, amortization, acquisition- and divestiture-related costs and acquisition accounting impacts, stock-based compensation, and asset impairment charges and other adjustments as described below. For adjusted EBITDA, in addition to the preceding, we exclude the adjusted depreciation as defined below. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance. They are primarily incurred to realign our operating structure and integrate new acquisitions, and exclude divestitures, and fluctuate based on specific facts and circumstances. Additionally, Adjusted net income attributable to Coty Inc. and Adjusted net income attributable to Coty Inc. per common share are adjusted for certain interest and other (income) expense and deemed preferred stock dividends, as described below, and the related tax effects of each of the items used to derive Adjusted net income as such charges are not used by our management in assessing our operating performance period-to-period.

Adjusted Performance Measures reflect adjustments based on the following items:
•Costs related to acquisition and divestiture activities: The Company excludes acquisition- and divestiture-related costs and the accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. Additionally, for divestitures, the Company excludes write-offs of assets that are no longer recoverable and contract related costs due to the divestiture. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and divestitures, and the maturities of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions or divestitures.
•Restructuring and other business realignment costs: The Company excludes costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the referenced expenses from the non-GAAP financial measures, management is able to further evaluate the Company’s ability to utilize existing assets and estimate their long-term value. Furthermore, management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance.
•Asset impairment charges: The Company excludes the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Amortization expense: We have excluded the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of our operating performance. Although we exclude amortization of intangible assets from our non-GAAP expenses, our management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Loss/(Gain) on divestitures and Gain on sale of real estate: The Company excludes the impact of Loss/(gain) on divestitures and gain on sale of real estate as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of divestitures and sale of real estate. Our management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Stock-based compensation: Although stock-based compensation is a key incentive offered to our employees, we have excluded the effect of these expenses from the calculation of adjusted operating income and adjusted EBITDA. This is due to their primarily non-cash nature; in addition, the amount and timing of these expenses may be highly variable and unpredictable, which may negatively affect comparability between periods.
•Depreciation and Adjusted depreciation: Our adjusted operating income excludes the impact of accelerated depreciation for certain restructuring projects that affect the expected useful lives of Property, Plant and Equipment, as such charges vary significantly based on the size and timing of the programs. Further, we have excluded adjusted depreciation, which represents depreciation expense net of accelerated depreciation charges, from our adjusted EBITDA. Our management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Other (income) expense: We have excluded the write-off of deferred financing fees and discounts that resulted from the pay down of our term debt from the proceeds of the Wella sale, due to the requirements of the 2018 Coty Credit Agreement, as amended. Our management believes these costs do not reflect our underlying ongoing business, and the adjustment of such costs helps investors and others compare and analyze performance from period to period. We have also excluded the impact of pension curtailment (gains) and losses and pension settlements as such events are triggered by our restructuring and other business realignment activities and the amount of such charges vary significantly based on the size and timing of the programs. Further, we have excluded the change in fair value of the investment in Wella, as our management believes these unrealized (gains) and losses do not reflect our underlying ongoing business, and the adjustment of such impact helps investors and others compare and analyze performance from period to period. We have excluded the gain on the exchange of Series B Preferred Stock. The transaction was entered into to simplify our capital structure and do not reflect our underlying ongoing business.
•Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant non-controlling interest percentage.
•Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments is based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred. Additionally, adjustments are made for the tax impact of any intra-entity transfer of assets and liabilities.
•Deemed Preferred Stock Dividends: We have excluded preferred stock deemed dividends related to the First Exchange and the Second Exchange from our calculation of adjusted net income attributable to Coty Inc. These deemed dividends are non-monetary in nature, the transactions were entered into to simplify our capital structure and do not reflect our underlying ongoing business. Management believes that this adjustment helps investors and others compare and analyze our performance from period to period.
The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income” and "Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income (Loss) Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes and Adjusted Effective Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income (loss), see the table entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income.”
The Company also presents free cash flow, adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), immediate liquidity, Financial Net Debt and Economic Net Debt. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities less capital expenditures; adjusted EBITDA is defined as adjusted operating income, excluding adjusted depreciation and non-cash stock-based compensation. Net debt or Financial Net Debt (which the Company referred to as "net debt" in prior reporting periods) is defined as total debt less cash and cash equivalents, and Economic Net Debt is defined as total debt less cash and cash equivalents less the value of the Wella Stake. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for Financial Net Debt and Economic Net Debt, see the tables entitled “Reconciliation of Total Debt to Financial Net Debt and Economic Net Debt.” Further, our immediate liquidity is defined as the sum of available cash and cash equivalents and available borrowings under our Revolving Credit Facility (please see table "Immediate Liquidity").
These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, non-cash stock-based compensation, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

- Tables Follow -

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES(a)

RESULTS AT A GLANCE

	Three Months Ended March 31, 2022			Nine Months Ended March 31, 2022
(in millions, except per share data)		Change YoY			Change YoY
CONTINUING OPERATIONS		Reported Basis	(LFL)		Reported Basis	(LFL)
Net revenues	$1,186.2	15%	19%	$4,136.1	16%	17%
Operating income - reported	57.1	>100%		318.3	>100%
Operating income - adjusted*	113.6	11%		550.4	41%
EBITDA - adjusted	182.5	—%		772.9	22%
Net income attributable to common shareholders - reported**	49.6	>100%		341.5	>100%
Net income attributable to common shareholders - adjusted* **	27.0	>100%		237.8	>100%
EPS attributable to common shareholders (diluted) - reported	$0.06	N/A		$0.42	>100%
EPS attributable to common shareholders (diluted) - adjusted*	$0.03	>100%		$0.29	>100%

COTY, INC.
Net income attributable to common shareholders - reported **	50.3	>100%		346.0	>100%
Net income attributable to common shareholders - adjusted* **	27.0	>100%		237.8	(2)%
EPS attributable to common shareholders (diluted) - reported	$0.06	>100%		$0.42	>100%
EPS attributable to common shareholders (diluted) - adjusted*	$0.03	>100%		$0.29	(9%)

*    These measures, as well as “free cash flow,” “adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA),” "immediate liquidity," “financial net debt,” and "economic net debt" are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Reconciliations from reported to adjusted results can be found at the end of this release.
**    Net income for Continuing Operations and Coty Inc. are net of the Convertible Series B Preferred Stock dividends.

THIRD QUARTER BY SEGMENT (CONTINUING OPERATIONS)

	Three Months Ended March 31,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income
(in millions)	2022	2021	Reported Basis	LFL	2022	Change	Margin	2022	Change	Margin
Prestige	$726.4	$601.3	21%	25%	$83.8	>100%	12%	$123.1	53%	17%
Consumer Beauty	459.8	426.5	8%	10%	(20.4)	<(100%)	(4)%	(9.5)	<(100%)	(2%)
Corporate	—	—	N/A	N/A	(6.3)	85%	N/A	—	N/A	N/A
Total	$1,186.2	$1,027.8	15%	19%	$57.1	>100%	5%	$113.6	11%	10%

	Nine Months Ended March 31,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income
(in millions)	2022	2021	Reported Basis	LFL	2022	Change	Margin	2022	Change	Margin
Prestige	$2,605.1	$2,149.5	21%	22%	$357.5	>100%	14%	$482.2	47%	19%
Consumer Beauty	1,531.0	1,418.0	8%	8%	34.3	33%	2%	68.2	7%	4%
Corporate	—	—	N/A	N/A	(73.5)	71%	N/A	—	N/A	N/A
Total	$4,136.1	$3,567.5	16%	17%	$318.3	>100%	8%	$550.4	41%	13%

(a) As previously disclosed, we have realigned our reportable segments to a principally product category-based structure, comprised of a Prestige business segment and a Consumer Beauty business segment. In addition, we have amended the definition of stock compensation expense for use in certain Non-GAAP Financial Measures. In order to reflect these changes, the Company has recast reported net revenue by segment, reported operating income (loss) by segment, adjusted operating income (loss) by segment and total, adjusted EBITDA by segment, and total adjusted income (loss) before income taxes and total adjusted net income (loss) from continuing operations for all comparative periods shown.

	Adjusted EBITDA
	Three Months Ended March 31,		Nine Months Ended March 31,
(in millions)	2022	2021	2022	2021
Prestige	$155.9	$117.1	$589.9	$436.3
Consumer Beauty	26.6	66.3	183.0	198.2
Corporate	—	—	—	—
Total	$182.5	$183.4	$772.9	$634.5

THIRD QUARTER FISCAL 2022 BY REGION

Continuing Operations

	Three Months Ended March 31,				Nine Months Ended March 31,
	Net Revenues		Change		Net Revenues		Change
(in millions)	2022	2021	Reported Basis	LFL	2022	2021	Reported Basis	LFL
Americas	$479.9	$409.6	17%	17%	$1,648.5	$1,419.7	16%	16%
EMEA	548.2	473.0	16%	23%	1,970.4	1,712.3	15%	17%
Asia Pacific	158.1	145.2	9%	10%	517.2	435.5	19%	18%
Total	$1,186.2	$1,027.8	15%	19%	$4,136.1	$3,567.5	16%	17%

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Nine Months Ended March 31,
(in millions, except per share data)	2022	2021	2022	2021
Net revenues	$1,186.2	$1,027.8	$4,136.1	$3,567.5
Cost of sales	423.1	391.7	1,489.0	1,440.6
as % of Net revenues	35.7%	38.1%	36.0%	40.4%
Gross profit	763.1	636.1	2,647.1	2,126.9
Gross margin	64.3%	61.9%	64.0%	59.6%

Selling, general and administrative expenses	659.3	545.6	2,154.5	1,770.5
as % of Net revenues	55.6%	53.1%	52.1%	49.6%
Amortization expense	50.2	62.2	158.6	189.4
Restructuring costs	(6.8)	—	1.5	89.7
Acquisition-and divestiture- related costs	3.3	29.7	14.2	127.7
Operating income (loss)	57.1	(1.4)	318.3	(50.4)
as % of Net revenues	4.8%	(0.1%)	7.7%	(1.4%)
Interest expense, net	62.9	50.3	183.6	171.6
Other income, net	(60.6)	(62.5)	(572.9)	(50.7)
Income (loss) from continuing operations before income taxes	54.8	10.8	707.6	(171.3)
as % of Net revenues	4.6%	1.1%	17.1%	(4.8%)
Provision (benefit) for income taxes on continuing operations	0.5	(19.2)	164.5	(304.9)
Net income from continuing operations	54.3	30.0	543.1	133.6
as % of Net revenues	4.6%	2.9%	13.1%	3.7%
Net income (loss) from discontinued operations	0.7	(17.3)	4.5	(148.2)
Net income (loss)	55.0	12.7	547.6	(14.6)
Net (loss) income attributable to noncontrolling interests	(0.9)	(9.4)	(2.3)	(11.5)
Net income attributable to redeemable noncontrolling interests	2.3	6.5	8.9	12.2
Net income (loss) attributable to Coty Inc.	$53.6	$15.6	$541.0	$(15.3)
Amounts attributable to Coty Inc.
Net income (loss) from continuing operations	$52.9	$32.9	$536.5	$132.9
Convertible Series B Preferred Stock dividends	(3.3)	(34.1)	(195.0)	(78.1)
Net income (loss) from continuing operations attributable to common stockholders	$49.6	$(1.2)	$341.5	$54.8
Net income from discontinued operations	0.7	(17.3)	4.5	(148.2)
Net income (loss) attributable to common stockholders	$50.3	$(18.5)	$346.0	$(93.4)

Earnings per common share:
Basic for Continuing Operations	$0.06	$—	$0.42	$0.07
Diluted for Continuing Operations(a)(b)	$0.06	$—	$0.42	$0.07
Basic for Coty Inc.	$0.06	$(0.02)	$0.42	$(0.12)
Diluted for Coty Inc.(a)(b)	$0.06	$(0.02)	$0.42	$(0.12)
Weighted-average common shares outstanding:
Basic	838.4	765.4	814.8	764.6
Diluted(a)(b)	852.9	765.4	827.5	932.1

Depreciation - Continuing Operations	$71.8	$84.3	$230.9	$246.7
(a)Diluted EPS is adjusted by the effect of dilutive securities, including awards under our equity compensation plans and the convertible Series B Preferred Stock. When calculating any potential dilutive effect of stock options, Series A Preferred Stock, restricted stock and RSUs we use the treasury method and the if-converted method for the Convertible Series B Preferred Stock. The treasury method typically does not adjust the net income attributable to Coty Inc., while the if-converted method requires an adjustment to reverse the impact of the preferred stock dividends of $3.3 million and $34.1 million for the three months ended March 31, 2022 and 2021, respectively, and $195.0 million and $78.1 million for the nine months ended March 31, 2022 and 2021, respectively, on net income applicable to common stockholders during the period.
(b)For the three months ended March 31, 2022, there were 23.7 million dilutive shares of Convertible Series B Preferred Stock excluded from the computation of diluted EPS as their inclusion would be anti-dilutive. For the three months ended March 31, 2021, Convertible Series B Preferred Stock shares were excluded from the computation of diluted EPS due to the net loss incurred during the period. For the nine months ended March 31, 2022, and 2021, there were 79.2 million and 0.0 million, respectively, weighted average dilutive shares of Convertible Series B Preferred Stock excluded from the computation of diluted EPS as their inclusion would be anti-dilutive.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended March 31, 2022
	CONTINUING OPERATIONS
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,186.2	$—	$1,186.2
Gross profit	763.1	3.1	766.2
Gross margin	64.3%		64.6%
Operating income	57.1	56.5	113.6
as % of Net revenues	4.8%		9.6%
Net income	49.6	(22.6)	27.0
as % of Net revenues	4.2%		2.3%
Adjusted EBITDA			182.5
as % of Net revenues			15.4%
	COTY INC.
Net income attributable to Coty Inc.	50.3	(23.3)	27.0

EPS (diluted)	$0.06		$0.03

	Three Months Ended March 31, 2021
	CONTINUING OPERATIONS			Discontinued Operations
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Adjusted (Non-GAAP)
Net revenues	$1,027.8	$—	$1,027.8	$—
Gross profit	636.1	3.1	639.2	—
Gross margin	61.9%		62.2%	—%
Operating (loss) income	(1.4)	103.6	102.2	—
as % of Net revenues	(0.1%)		9.9%	N/A
Net income (loss)	(1.2)	6.4	5.2	—
as % of Net revenues	(0.1%)		0.5%	—%
Adjusted EBITDA			183.4	—
as % of Net revenues			17.8%	—%
	COTY INC.
Net income attributable to Coty Inc.	(18.5)	23.7	5.2

EPS (diluted)	$(0.02)		$0.01

(a) See “Reconciliation of Reported Operating Income (Loss) to Adjusted Operated Income” and “Reconciliation of Reported Net (Loss) Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Nine Months Ended March 31, 2022
	CONTINUING OPERATIONS
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$4,136.1	$—	$4,136.1
Gross profit	2,647.1	8.4	2,655.5
Gross margin	64.0%		64.2%
Operating (loss) income	318.3	232.1	550.4
as % of Net revenues	7.7%		13.3%
Net income (loss)	341.5	(103.7)	237.8
as % of Net revenues	8.3%		5.7%
Adjusted EBITDA			772.9
as % of Net revenues			18.7%
	COTY INC.
Net loss (income) attributable to Coty Inc.	346.0	(108.2)	237.8

EPS (diluted)	$0.42		$0.29

	Nine Months Ended March 31, 2021
	CONTINUING OPERATIONS			Discontinued Operations(b)
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Adjusted (Non-GAAP)
Net revenues	$3,567.5	$—	$3,567.5	$986.3
Gross profit	2,126.9	3.1	2,130.0	663.8
Gross margin	59.6%		59.7%	67.3%
Operating (loss) income	(50.4)	441.3	390.9	222.3
as % of Net revenues	(1.4%)		11.0%	22.5%
Net (loss) income	54.8	42.8	97.6	145.0
as % of Net revenues	1.5%		2.7%	14.7%
Adjusted EBITDA			634.5	222.3
as % of Net revenues			17.8%	22.5%
	COTY INC.
Net (loss) income attributable to Coty Inc.	(93.4)	336.0	242.6

EPS (diluted)	$(0.12)		$0.32

(a) See “Reconciliation of Reported Operating Income (Loss) to Adjusted Operated Income” and “Reconciliation of Reported Net (Loss) Income to Adjusted Net Income” for a detailed description of adjusted items.

(b) Discontinued operations for the fiscal year 2021 includes activity only through November 30, 2020, the date of the sale of the Wella Business.

RECONCILIATION OF REPORTED OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA

CONTINUING OPERATIONS	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2022	2021	Change	2022	2021	Change
Reported Operating income (loss)	$57.1	$(1.4)	>100%	$318.3	$(50.4)	>100%
% of Net revenues	4.8%	(0.1%)		7.7%	(1.4%)
Amortization expense (a)	50.2	62.2	(19%)	158.6	189.4	(16%)
Restructuring and other business realignment costs (b)	(3.7)	5.1	<(100%)	9.6	97.4	(90%)
Stock-based compensation	28.5	6.6	>100%	164.3	26.8	>100%
Acquisition- and divestiture-related costs (c)	3.3	29.7	(89%)	14.2	127.7	(89%)
(Gain) on sale of real estate (d)	(21.8)	—	N/A	(114.6)	—	N/A
Total adjustments to reported operating income (loss)	56.5	103.6	(45%)	232.1	441.3	(47%)
Adjusted Operating income	$113.6	$102.2	11%	$550.4	$390.9	41%
% of Net revenues	9.6%	9.9%		13.3%	11.0%
Adjusted depreciation (e)	68.9	81.2	(15%)	222.5	243.6	(9%)
Adjusted EBITDA	$182.5	$183.4	0%	$772.9	$634.5	22%
% of Revenues	15.4%	17.8%		18.7%	17.8%

(a)In the three months ended March 31, 2022, amortization expense of $39.3 and $10.9 was reported in the Prestige and Consumer Beauty segments, respectively. In the three months ended March 31, 2021, amortization expense of $49.8 and $12.4 was reported in the Prestige and Consumer Beauty segments, respectively.
In the nine months ended March 31, 2022, amortization expense of $124.7 and $33.9 was reported in the Prestige and Consumer Beauty segments, respectively. In the nine months ended March 31, 2021, amortization expense of $151.3 and $38.1 was reported in the Prestige and Consumer Beauty segments, respectively.
(b)In the three months ended March 31, 2022, we incurred a credit in restructuring and other business structure realignment costs of $(3.7). We incurred a credit in restructuring costs of $(6.8) primarily related to the Transformation Plan due to change in estimate, included in the Condensed Consolidated Statements of Operations; and business structure realignment costs of $3.1 primarily related to the Transformation Plan and certain other programs. This amount includes $— reported in Selling, general and administrative expenses, and $3.1 reported in Cost of sales in the Condensed Consolidated Statement of Operations. In the three months ended March 31, 2021, we incurred restructuring and other business structure realignment costs of $5.1. We incurred restructuring costs of $— primarily related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations; and credit in business structure realignment costs of $5.1 primarily related to the Transformation Plan and certain other programs. This amount includes $2.0 reported in Selling, general and administrative expenses, and $3.1 reported in Cost of sales in the Condensed Consolidated Statement of Operations.
In the nine months ended March 31, 2022, we incurred restructuring and other business structure realignment costs of $9.6. We incurred restructuring costs of $1.5 primarily related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations; and business structure realignment costs of $8.1 primarily related to the Transformation Plan and certain other programs. This amount includes $(0.3) reported in Selling, general and administrative expenses, and $8.4 reported in Cost of sales in the Condensed Consolidated Statement of Operations. In the nine months ended March 31, 2021, we incurred restructuring and other business structure realignment costs of $97.4. We incurred restructuring costs of $89.7 primarily related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations; and business structure realignment costs of $7.7 primarily related to the Transformation Plan and certain other programs. This amount includes $4.6 reported in Selling, general and administrative expenses, and $3.1 reported in Cost of sales in the Condensed Consolidated Statement of Operations.
(c)In the three months ended March 31, 2022 and March 31, 2021, we incurred acquisition- and divestiture-related costs of $3.3 and $29.7, respectively. These costs were primarily associated with the Wella Transaction.
In the nine months ended March 31, 2022 and March 31, 2021, we incurred acquisition- and divestiture-related costs of $14.2 and $127.7, respectively. These costs were primarily associated with the Wella Transaction.
(d)In the three months ended March 31, 2022 we recognized a gain of $21.8 related to sale of real estate. In the three months ended March 31, 2021, we did not recognize any gain related to sale of real estate.
In the nine months ended March 31, 2022 we recognized a gain of $114.6 related to sale of real estate. In the nine months ended March 31, 2021, we did not recognize any gain related to sale of real estate.
(e)In the three months ended March 31, 2022, adjusted depreciation expense of $32.8 and $36.1 was reported in the Prestige and Consumer Beauty segments, respectively. In the three months ended March 31, 2021, adjusted depreciation expense of $36.4 and $44.8 was reported in the Prestige and Consumer Beauty segments, respectively.
In the nine months ended March 31, 2022, adjusted depreciation expense of $107.7 and $114.8 was reported in the Prestige and Consumer Beauty segments, respectively. In the three months ended March 31, 2021, adjusted depreciation expense of $109.3 and $134.3 was reported in the Prestige and Consumer Beauty segments, respectively.

RECONCILIATION OF REPORTED INCOME (LOSS) BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES FOR CONTINUING OPERATIONS

	Three Months Ended March 31, 2022			Three Months Ended March 31, 2021
(in millions)	(Loss) income before income taxes	(Benefit) Provision for income taxes	Effective tax rate	(Loss) income before income taxes	Provision for income taxes	Effective tax rate
Reported Income before income taxes - Continuing Operations	$54.8	$0.5	0.9%	$10.8	$(19.2)	(177.8)%
Adjustments to Reported Operating Income (a)	56.5			103.6
Change in fair value of investment in Wella Business (c)	(60.7)			(63.5)
Other adjustments (d)	0.4			(2.5)
Total Adjustments (b)	(3.8)	17.0		37.6	28.3
Adjusted Income before income taxes - Continuing Operations	$51.0	$17.5	34.3%	$48.4	$9.1	18.8%

The adjusted effective tax rate was 34.3% for the three months ended March 31, 2022 compared to 18.8% for the three months ended March 31, 2021. The differences were primarily due to the jurisdictional mix of income as well as a benefit of $18.8 in the current period recognized on the revaluation of our deferred tax assets due to a tax rate increase enacted in the Netherlands.

	Nine Months Ended March 31, 2022			Nine Months Ended March 31, 2021
(in millions)	(Loss) income before income taxes	(Benefit) Provision for income taxes	Effective tax rate	(Loss) income before income taxes	Provision for income taxes	Effective tax rate
Reported Income (Loss) before income taxes - Continuing Operations	$707.6	$164.5	23.2%	$(171.3)	$(304.9)	178.0%
Adjustments to Reported Operating Income (a)	232.1			441.3
Change in fair value of investment in Wella Business (c)	(579.0)			(63.5)
Other adjustments (d)	(2.5)			5.7
Total Adjustments (b) (e)	(349.4)	(91.0)		383.5	333.3
Adjusted Income before income taxes - Continuing Operations	$358.2	$73.5	20.5%	$212.2	$28.4	13.4%

(a)See a description of adjustments under “Adjusted Operating Income (Loss) for Continuing Operations.”
(b)The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability.
(c)The amount represents the realized and unrealized gain recognized for the change in the fair value of the investment in Wella.
(d)For the three months ended March 31, 2022, this primarily represents a net gain on the exchange of Series B Preferred Stock closed on October 20, 2021. For the three months ended March 31, 2021, this primarily represents the write-off of deferred financing fees related to the Wella sale.
For the nine months ended March 31, 2022, this primarily represents a net gain on the exchange of Series B Preferred Stock closed on October 20, 2021. For the nine months ended March 31, 2021, this primarily represents the write-off of deferred financing fees related to the Wella sale and adjustments for pension curtailment gains.
(e)The total tax impact on adjustments in the prior period includes a $220.5 benefit recorded as the result of a tax rate differential on the deferred taxes recognized on the transfer of assets and liabilities, following the relocation of our main principal location from Geneva to Amsterdam on July 1, 2020.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME FOR CONTINUING OPERATIONS

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2022	2021	Change	2022	2021	Change
Net income from Continuing Operations, net of noncontrolling interests	$52.9	$32.9	61%	$536.5	$132.9	>100%
Convertible Series B Preferred Stock dividends (c)	(3.3)	(34.1)	90%	(195.0)	(78.1)	<(100%)
Reported Net income attributable to Continuing Operations	$49.6	$(1.2)	>100%	$341.5	$54.8	>100%
% of Net revenues	4.2%	(0.1%)		8.3%	1.5%
Adjustments to Reported Operating Income (a)	56.5	103.6	(45%)	232.1	441.3	(47%)
Change in fair value of investment in Wella Business (d)	(60.7)	(63.5)	<(100%)	(579.0)	(63.5)	<(100%)
Adjustments to other expense (e)	0.4	(2.5)	>100%	(2.5)	5.7	<(100%)
Adjustments to noncontrolling interests (b)	(1.8)	(2.9)	38%	(5.3)	(7.4)	28%
Change in tax provision due to adjustments to Reported Net income attributable to Continuing Operations	(17.0)	(28.3)	40%	91.0	(333.3)	>100%
Adjustment for deemed Series B Preferred Stock dividends related to the First and Second Exchanges (c) (f)	—	—	N/A	160.0	—	N/A
Adjusted Net income attributable to Continuing Operations	$27.0	$5.2	>100%	$237.8	$97.6	>100%
% of Net revenues	2.3%	0.5%		5.7%	2.7%

Per Share Data
Adjusted weighted-average common shares
Basic	838.4	765.4		814.8	764.6
Diluted (c) (f)	852.9	765.4		827.5	932.1
Adjusted Net income (loss) attributable to Continuing Operations per Common Share
Basic	$0.03	$0.01		$0.29	$0.13
Diluted (c)	$0.03	$0.01		$0.29	$0.13

(a)See a description of adjustments under “Adjusted Operating Income (Loss) for Continuing Operations.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Adjusted Diluted EPS is adjusted by the effect of dilutive securities, including awards under our equity compensation plans and the convertible Series B Preferred Stock. For the three and nine months ended March 31, 2022, as well as the three months ended March 31, 2021, the convertible Series B Preferred Stock was antidilutive. Accordingly, we excluded the convertible Series B Preferred Stock from the diluted shares and did not adjust the earnings for the related dividend.
(d)The amount represents the realized and unrealized gain recognized for the change in the fair value of the investment in Wella.
(e)For the three months ended March 31, 2022, this primarily represents a net gain on the exchange of Series B Preferred Stock closed on October 20, 2021. For the three months ended March 31, 2021, this primarily represents the write-off of deferred financing fees related to the Wella sale.
For the nine months ended March 31, 2022, this primarily represents a net gain on the exchange of Series B Preferred Stock closed on October 20, 2021. For the nine months ended March 31, 2021, this primarily represents the write-off of deferred financing fees related to the Wella sale and adjustments for pension curtailment gains.
(f)For the nine months ended March 31, 2022, this adjustment represents the deemed dividend from the Second Exchange that closed on November 30, 2021 and the deemed dividend from the First Exchange that closed on October 20, 2021.

RECONCILIATION OF REPORTED NET INCOME (LOSS) TO ADJUSTED NET INCOME FOR COTY INC.

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2022	2021	Change	2022	2021	Change
Net income from Coty Inc. net of noncontrolling interests	$53.6	$15.6	>100%	$541.0	$(15.3)	>100%
Convertible Series B Preferred Stock dividends (c)	(3.3)	(34.1)	90%	(195.0)	(78.1)	<(100%)
Reported Net income attributable to Coty Inc.	$50.3	$(18.5)	>100%	$346.0	$(93.4)	>100%
% of Net revenues	4.2%	(1.8%)		8.4%	(2.1%)
Adjustments to Reported Operating income (a)	56.5	103.6	(45%)	232.1	442.8	(48%)
Adjustments to loss on sale of business (g)	(1.3)	27.5	<(100%)	(6.1)	246.6	<(100%)
Change in fair value of investment in Wella Business (d)	(60.7)	(63.5)	4%	(579.0)	(63.5)	(100%)
Adjustments to other expense (e)	0.4	(2.5)	>100%	(2.5)	5.7	<(100%)
Adjustments to noncontrolling interests (b)	(1.8)	(2.9)	38%	(5.3)	(7.4)	28%
Change in tax provision due to adjustments to Reported Net income (loss) attributable to Coty Inc.	(16.4)	(38.5)	57%	92.6	(288.2)	>100%
Adjustment for deemed Series B Preferred Stock dividends related to the First and Second Exchanges (c) (f)	—	—	N/A	160.0	—	N/A
Adjusted Net income attributable to Coty Inc.	$27.0	$5.2	>100%	$237.8	$242.6	(2%)

Per Share Data
Adjusted weighted-average common shares
Basic	838.4	765.4		814.8	764.6
Diluted (c) (f)	852.9	765.4		827.5	932.1
Adjusted Net income attributable to Coty Inc. per Common Share
Basic	$0.03	$0.01		$0.29	$0.32
Diluted (c)	$0.03	$0.01		$0.29	$0.32

(a)See a description of adjustments under “Adjusted Operating Income (loss) for Coty Inc.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Adjusted Diluted EPS is adjusted by the effect of dilutive securities, including awards under our equity compensation plans and the convertible Series B Preferred Stock. For the three and nine months ended March 31, 2022, as well as the three months ended March 31, 2021, the convertible Series B Preferred Stock was antidilutive. Accordingly, we excluded the convertible Series B Preferred Stock from the diluted shares and did not adjust the earnings for the related dividend.
(d)The amount represents the realized and unrealized gain recognized for the change in the fair value of the investment in Wella.
(e)For the three months ended March 31, 2022, this primarily represents a net gain on the exchange of Series B Preferred Stock closed on October 20, 2021. For the three months ended March 31, 2021, this primarily represents the write-off of deferred financing fees related to the Wella sale.
For the nine months ended March 31, 2022, this primarily represents a net gain on the exchange of Series B Preferred Stock closed on October 20, 2021. For the nine months ended March 31, 2021, this primarily represents the write-off of deferred financing fees related to the Wella sale and adjustments for pension curtailment gains.
(f)For the nine months ended March 31, 2022, this adjustment represents the deemed dividend from the Second Exchange that closed on November 30, 2021 and the deemed dividend from the First Exchange that closed on October 20, 2021.
(g)This amount reflects certain working capital adjustments related to the sale of the Wella Business.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

COTY INC.	Three Months Ended March 31,		Nine Months Ended March 31,
(in millions)	2022	2021	2022	2021
Net cash provided by operating activities	$24.8	$(186.3)	$759.5	$286.4
Capital expenditures	(47.0)	(32.1)	(133.0)	(143.7)
Free cash flow	$(22.2)	$(218.4)	$626.5	$142.7

RECONCILIATION OF TOTAL DEBT TO ECONOMIC NET DEBT

COTY INC.	As of
(in millions)	March 31, 2022
Total debt	$4,906.3
Less: Cash and cash equivalents	668.6
Financial Net debt	$4,237.7
Less: Value of Wella stake	1,025.0
Economic Net debt	$3,212.7

IMMEDIATE LIQUIDITY

COTY INC.	As of
(in millions)	March 31, 2022
Cash and cash equivalents	$668.6
Unutilized revolving credit facility	1,989.9
Immediate Liquidity	$2,658.5

RECONCILIATION OF ADJUSTED OPERATING INCOME TO ADJUSTED EBITDA

Twelve months ended
March 31, 2022
(in millions)	CONTINUING OPERATIONS
Adjusted operating income (a)	$595.7
Add: Adjusted depreciation(b)	304.7
Adjusted EBITDA	$900.4

(a)Adjusted operating income for the twelve months ended March 31, 2022 represents the summation of the adjusted operating income (loss) for continuing operations for each of the quarters ended June 30, 2021, September 30, 2021, December 31, 2021 and March 31, 2022. For a reconciliation of adjusted operating income (loss) to operating income (loss) for continuing operations for each of those periods, see the table entitled “Reconciliation of Reported Operating Income (loss) to Adjusted Operating Income for Continuing Operations” for each of those periods.
(b)Adjusted depreciation for the twelve months ended March 31, 2022 represents depreciation expense for continuing operations for the period, excluding accelerated depreciation.

FINANCIAL NET DEBT/ADJUSTED EBITDA

March 31, 2022
Financial Net Debt - Coty Inc.	$4,237.7
Adjusted EBITDA - Continuing operations	900.4
Financial Net Debt/Adjusted EBITDA	4.71

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended March 31, 2022 vs. Three Months Ended March 31, 2021 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures	LFL
Prestige	21%	25%	—%	25%
Consumer Beauty	8%	10%	—%	10%
Total Continuing Operations	15%	19%	—%	19%

	Nine Months Ended March 31, 2022 vs. Nine Months Ended March 31, 2021 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures	LFL
Prestige	21%	22%	—%	22%
Consumer Beauty	8%	8%	—%	8%
Total Continuing Operations	16%	17%	—%	17%

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	March 31, 2022	June 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$668.6	$253.5
Restricted cash	31.6	56.9
Trade receivables, net	479.2	348.0
Inventories	643.1	650.8
Prepaid expenses and other current assets	381.7	473.9
Total current assets	2,204.2	1,783.1
Property and equipment, net	740.3	918.1
Goodwill	4,025.2	4,118.1
Other intangible assets, net	4,139.2	4,463.0
Equity investments	1,038.9	1,276.2
Operating lease right-of-use assets	351.4	318.5
Other noncurrent assets	769.9	814.4
TOTAL ASSETS	$13,269.1	$13,691.4

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,280.5	$1,166.1
Short-term debt and current portion of long-term debt	516.5	24.2
Other current liabilities	1,399.2	1,225.1
Total current liabilities	3,196.2	2,415.4
Long-term debt, net	4,316.9	5,401.0
Long-term operating lease liabilities	307.3	269.3
Other noncurrent liabilities	1,441.5	1,423.1
TOTAL LIABILITIES	9,261.9	9,508.8

CONVERTIBLE SERIES B PREFERRED STOCK	142.4	1,036.3
REDEEMABLE NONCONTROLLING INTERESTS	71.9	84.1
Total Coty Inc. stockholders’ equity	3,598.7	2,860.7
Noncontrolling interests	194.2	201.5
Total equity	3,792.9	3,062.2
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$13,269.1	$13,691.4

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$547.6	(14.6)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	389.5	436.1
Non-cash lease expense	55.6	61.6
Deferred income taxes	48.6	(238.8)
Provision (releases) for bad debts	2.6	(9.6)
Provision for pension and other post-employment benefits	11.9	8.3
Share-based compensation	164.3	28.9
Gains on disposals of long-term assets	(111.1)	—
(Gain) loss on sale of business in discontinued operations	(6.1)	246.6
Realized and unrealized gains from equity investments, net	(576.7)	(60.9)
Other	16.3	71.5
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(161.4)	(57.3)
Inventories	(10.1)	114.2
Prepaid expenses and other current assets	23.0	(133.0)
Accounts payable	137.3	(137.8)
Accrued expenses and other current liabilities	246.4	64.8
Operating lease liabilities	(54.8)	(104.4)
Other assets and liabilities, net	36.6	10.8
Net cash provided by operating activities	759.5	286.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(133.0)	(143.7)
Proceeds from sale of long-term assets	169.7	4.3
Proceeds from sale of discontinued business, net of cash disposed	—	2,374.1
Proceeds from contingent consideration from sale of discontinued business	34.0	—
Return of capital from equity investments	210.7	448.0
Proceeds from sale of business, net of cash disposed	—	27.0
Payment for equity investment and related asset acquisition	—	(200.0)
Termination of currency swaps designated as net investment hedges	—	(37.6)
Net cash used in investing activities	281.4	2,472.1
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from short-term debt, original maturity less than three months	4.8	0.5
Proceeds from revolving loan facilities	444.3	2,147.9
Repayments of revolving loan facilities	(1,114.7)	(2,963.7)
Proceeds from issuance of other long-term debt	500.0	—
Repayments of term loans and other long term debt	(256.1)	(2,162.0)
Dividend payment on Class A Common Stock	(1.3)	(1.5)
Dividend payment on Convertible Series B Preferred Stock	(52.5)	—
Proceeds from issuance of Convertible Series B Preferred Stock	—	227.2
Net (repayments for) proceeds from foreign currency contracts	(94.1)	20.3
Purchase of remaining mandatorily redeemable noncontrolling interest	(7.1)	—
Distributions to noncontrolling interests, redeemable noncontrolling interests and mandatorily redeemable financial instruments	(15.1)	(6.3)
Payment of deferred financing fees	(39.3)	—
All other	(11.6)	(4.8)
Net cash provided by financing activities	(642.7)	(2,742.4)
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(8.4)	(10.1)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	389.8	6.0
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	310.4	352.0
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$700.2	$358.0